UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 30, 2020
CONSTRUCTION PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38479	26-0758017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Healthwest Drive, Suite 2 Dothan, Alabama 36303 (Address of principal executive offices) (ZIP Code)

(334) 673-9763 (Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value	ROAD	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☒

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2020 (the “Restatement Date”), Construction Partners, Inc. (the “Company”) and each of its wholly owned subsidiaries (collectively, the “Borrowers”) entered into an Amended and Restated Credit Agreement with BBVA USA (“BBVA”), as agent, sole lead arranger and sole bookrunner, and the other lenders party thereto (the “Amended and Restated Credit Agreement”), which amended and restated in its entirety the Credit Agreement dated June 30, 2017 by and among the Company, each of its wholly owned subsidiaries, BBVA and certain other lenders party from time to time thereto, as previously amended, which provided for a term loan with an original principal amount of $82.0 million and a $30.0 million revolving credit facility (the “Original Credit Agreement”).

Immediately prior to the Restatement Date, the aggregate principal amount of term loan advances outstanding to the Company under the Original Credit Agreement was $66.1 million, and the aggregate amount of the lenders’ commitments under the revolving credit facility provided by the Original Credit Agreement was $30.0 million. The Amended and Restated Credit Agreement, among other things, (i) increased the aggregate amount of the lender commitments under the revolving credit facility by $20.0 million, (ii) increased the term loan commitments by $30.0 million, all of which was advanced to the Borrowers on the Restatement Date, and (iii) made certain other amendments and modifications to the Original Credit Agreement. The proceeds of the loans advanced under the Amended and Restated Credit Agreement are available for working capital and general corporate purposes of the Company and its subsidiaries, including the funding of acquisitions.

Under the Amended and Restated Credit Agreement, the principal amount of term loan advances made prior to April 30, 2020 (having an outstanding principal balance of $48,550,000 on the Restatement Date) will be repaid in quarterly installments of $2,050,000, and the principal amount of term loan advances made on or after April 30, 2020 (having an outstanding principal balance of $17,550,000 immediately prior to the Restatement Date) will be repaid in quarterly installments of $1,200,000, in each case beginning on September 30, 2020 and at the end of each calendar quarter thereafter. Interest will be due and payable on the last business day of each month. In addition, the Borrowers will pay, among other fees: (i) a quarterly unused revolver commitment fee equal to 0.20% of the daily average amount of unused revolver commitments during the quarter, (ii) a quarterly letter of credit fee equal to the greater of (A) $600 or (B) the product of either 0.70% or 0.75% (depending on the Company’s consolidated leverage ratio) and the aggregate average daily undrawn amounts of all letters of credit outstanding during the quarter and (iii) a letter of credit facility fee equal to 0.20% of the face amount of each such letter of credit issued in favor of the Borrowers. All outstanding advances are due and payable in full on October 1, 2024. The Borrowers generally may (and must, under certain circumstances), subject to various requirements, prepay all or a portion of the outstanding balance of the advances, together with accrued interest thereon, prior to their contractual maturity.

The obligations of the Borrowers under the Amended and Restated Credit Agreement and the other loan documents delivered in connection therewith continue to be secured by a first priority security interest in substantially all of the existing and future property of the Borrowers.

The annual interest rates applicable to advances made under the Amended and Restated Credit Agreement will be calculated, at the Company’s option, by using either a base rate or LIBOR, in each case plus an applicable margin percentage that corresponds to the Company’s consolidated total leverage ratio, which margin percentage will be at least 1.50% for all advances, whether made prior, on or subsequent to the Restatement Date. Upon the occurrence of certain triggering events relating to the end of LIBOR, the Borrowers and BBVA will select a different benchmark rate to replace LIBOR as the reference rate for interest accruing on certain advances.

The Amended and Restated Credit Agreement contains customary representations and warranties and certain covenants that limit (subject to certain exceptions) the ability of the Borrowers to, among other things, (i) incur or guarantee additional indebtedness, (ii) incur or suffer to exist liens securing indebtedness, (iii) make investments, (iv) consolidate, merge or transfer all or substantially all of their assets, (v) sell assets, (vi) pay dividends or other distributions on, redeem or repurchase capital stock, and (vii) enter into transactions with affiliates. In addition, the Amended and Restated Credit Agreement contains financial covenants that require the Company’s consolidated leverage ratio and fixed charge coverage ratio, in each case as defined in the Amended and Restated Credit Agreement, to be less than certain maximum levels.

The Amended and Restated Credit Agreement also contains customary events of default. If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Amended and Restated Credit Agreement and actions permitted to be taken by a secured creditor.

The lenders that are parties to the Amended and Restated Credit Agreement and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates have provided, and may in the future provide, certain of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

The foregoing summary of the Amended and Restated Credit Agreement is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with regard to the Original Credit Agreement is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with regard to the Amended and Restated Credit Agreement is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Amended and Restated Credit Agreement, dated as of July 30, 2020, by and among Construction Partners, Inc. and each of its wholly owned subsidiaries, as borrowers, BBVA USA, as agent, sole lead arranger and sole bookrunner, and the other lenders party thereto

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTRUCTION PARTNERS, INC.

Date: August 3, 2020	By:	/s/ Charles E. Owens
Charles E. Owens
President and Chief Executive Officer